Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports (1) dated March 15, 2002, with respect to the 2001 consolidated financial statements of Summus, Inc. (USA) and (2) dated May 22, 2001 (except for Note 11, as to which the date is June 27, 2001), with respect to the 2000 financial statements of High Speed Net Solutions, Inc. in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Summus, Inc. (USA) for the Registration of 20,500,000 shares of its common stock.

                                                                                /s/ Ernst & Young LLP

Raleigh, North Carolina
July 30, 2002